EXHIBIT 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Managed Trust Large Cap Diversified Alpha Fund:

We consent to the use of our report dated November 26, 2008, with respect to the financial statements of the Large Cap Diversified Alpha Fund, one of the funds constituting the SEI Institutional Managed Trust as of September 30, 2008, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and in the introduction to, and under the heading, “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 29, 2009